Exhibit 99(a)(1)

COMPUCREDIT HOLDINGS CORPORATION

ISSUER PUT RIGHT NOTICE

FOR

3.625% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP Numbers 20478N AA 8 and 20478N AB 6

NOTICE IS HEREBY GIVEN pursuant to Section 3.07 of the Indenture, dated as of May 27, 2005 (the “Original Indenture”), between CompuCredit Holdings Corporation, as successor Person under Article 5 of the Original Indenture to CompuCredit Corporation, as issuer (referred to as “we,” “our,” “us” or the “Company”), and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), as supplemented by the Supplemental Indenture, dated as of June 30, 2009 (the “Original Indenture” and, together with the Supplemental Indenture, the “Indenture”), among the Company, CompuCredit Corporation and the Trustee, that, at the option of each holder (“Holder”) of the Company’s 3.625% Convertible Senior Notes due 2025 (the “Securities”), the Company will repurchase such Holder’s Securities for 100% of the principal amount of the Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, on the Securities, up to, but not including, May 30, 2012 (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities from 9:00 a.m., New York City time, on Tuesday, May 1, 2012 through 5:00 p.m., New York City time, on Wednesday, May 30, 2012 (the “Repurchase Date”). Unless the Company defaults in making payment of the Repurchase Price, interest on the Securities repurchased will cease to accrue on and after the Repurchase Date. Securities that have been validly surrendered pursuant to the terms of the Put Option may be converted only if the surrender is validly withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Securities.

The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Securities hold the Securities through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

To exercise your option to have the Company purchase your Securities and receive the Repurchase Price, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on the Repurchase Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date, by complying with the withdrawal procedures of DTC. If physical certificates are issued following the date hereof, the Holder of a physical certificate would be required to comply with separate procedures to surrender and withdraw such Securities. The right of Holders to surrender their Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Repurchase Date.

The Trustee and Paying Agent is:

U.S. Bank National Association

By Registered or Certified Mail or Overnight Courier: U.S. Bank National Association Mail Code: EP-MN-WS2N 60 Livingston Avenue St. Paul, MN 55107-2292 Attention: Specialized Finance	By Regular Mail: U.S. Bank National Association P.O. Box 64111 St. Paul, MN 55164-0111 Attention: Corporate Trust Services	By Facsimile: (651) 495-8158 Attention: Corporate Trust Services For Information: (800) 934-6802

Additional copies of this Issuer Put Right Notice may be obtained from the Paying Agent at its addresses and telephone and facsimile numbers set forth above.

Dated: May 1, 2012

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Put Right Notice is accurate as of any date other than the date on the front of this Issuer Put Right Notice. The Issuer Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. None of the Company, its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Securities?

CompuCredit Holdings Corporation, a Georgia corporation (the “Company,” “we,” “our,” or “us”), is obligated, at your option, to purchase your validly surrendered 3.625% Convertible Senior Notes due 2025 (the “Securities”). (Page 4)

Why is the Company offering to purchase my Securities?

The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase such Holder’s Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on May 27, 2005. We are required to repurchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 4)

What Securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities surrendered, at the option of the Holder. As of April 30, 2012, there was approximately $83,943,000 aggregate principal amount of the Securities outstanding. The Securities were issued under an Indenture, dated as of May 27, 2005 (the “Original Indenture”), between the Company as successor Person under Article 5 of the Original Indenture to CompuCredit Corporation, as issuer, and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), as supplemented by the Supplemental Indenture, dated as of June 30, 2009 (the “Original Indenture” and, together with the Supplemental Indenture, the “Indenture”), among the Company, CompuCredit Corporation and the Trustee. (Page 4)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, on the Securities, up to, but not including, May 30, 2012 (the “Repurchase Price”), with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Pages 4-5)

How will the Company fund the purchase of the Securities?

We intend to use available cash to fund the purchase of the Securities. (Page 5)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s common stock, no par value (the “Common Stock”), into which the Securities are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the Securities are convertible is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CCRT”. On April 30, 2012, the closing price of the Common Stock on NASDAQ was $5.51 per share. (Pages 5-6)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Wednesday, May 30, 2012 (the “Repurchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Put Right Notice. (Page 4)

How do I tender my Securities?

The procedures for tendering your Securities depend on the form in which your Securities are held:

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If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Securities and instruct such nominee to surrender the Securities on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Securities electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•

While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Securities pursuant to the Put Option and holds physical certificates evidencing such Securities must complete and sign a put right repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Securities through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Put Right Notice. (Pages 6-8)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly on or after the Repurchase Date. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on Thursday, May 31, 2012, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 8)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on May 30, 2012. (Page 8)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on May 30, 2012. While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) or otherwise in accordance with Section 3.09(b) of the Original Indenture and deliver such manually signed notice to the Paying Agent prior to 5:00 p.m., New York City time, on May 30, 2012. (Page 8)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities on the Repurchase Date and such Securities will remain outstanding subject to their existing terms. (Page 6)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 6)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Original Indenture) of the Securities is 34.1165 shares of Common Stock per $1,000 principal amount of the Securities. You will continue to have the right to convert each $1,000 principal amount of Securities into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 5)

If I surrender my Securities for repurchase in the Put Option, is that a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 10-12)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Put Right Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Put Right Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. The Company is obligated to purchase the Securities at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Securities. The Securities are convertible into our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

We are a provider of various credit and related financial services and products to or associated with the financially underserved consumer credit market—a market represented by credit risks that regulators classify as “sub-prime.” We traditionally have served this market principally through our marketing and solicitation of credit card accounts and other credit products and our servicing of various receivables. We have contracted with third-party financial institutions pursuant to which the financial institutions have issued general purpose consumer credit cards and we have purchased the receivables relating to such credit card accounts on a daily basis. Today we manage the portfolios that we previously originated or acquired and are not currently offering new credit cards on a broad basis.

We also are collecting a portfolio of auto finance receivables that we previously originated through franchised and independent auto dealers (and our own buy-here, pay-here lots prior to our closure or sale of all such lots, the last of which occurred in February 2011) and purchasing and/or servicing auto loans from or for a pre-qualified network of dealers in the buy-here, pay-here used car business.

Lastly, our debt collections subsidiary purchases and collects previously charged-off receivables from third parties, our equity method investees and us.

On June 30, 2009, we completed a reorganization through which CompuCredit Corporation, our former parent company, became a wholly owned subsidiary of CompuCredit Holdings Corporation (the “Reorganization”). We effected this Reorganization through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009, by and among CompuCredit Corporation, CompuCredit Holdings Corporation and CompuCredit Merger Sub, Inc., and as a result of the Reorganization, each outstanding share of CompuCredit Corporation common stock was automatically converted into one share of CompuCredit Holdings Corporation Common Stock.

Our principal executive offices are located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328 . Our telephone number is (770) 828-2000.

2. Information Concerning the Securities. The Securities were issued under the Indenture and mature on May 30, 2025.

2.1 The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on May 30, 2025, the Repurchase Date. This Put Option will expire at 5:00 p.m., New York City time, on Wednesday, May 30, 2012, the Repurchase Date. The Company reserves the right to make changes to the terms of the Put Option, including changing the Repurchase Date, if reasonably necessary to comply with the federal securities laws and regulations. If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Put Right Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Repurchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Put Right Notice.

If any Securities remain outstanding following the expiration of the Put Option, and if the Securities are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Securities, at the option of the Holders, in whole or in part, on May 30, 2015 and May 30, 2020 at a purchase price equal to 100% of the principal amount of the Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, on the Securities, up to, but not including, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Securities.

2.2 Repurchase Price. Pursuant to the terms of the Indenture and the Securities, the Repurchase Price to be paid by the Company for the Securities on the Repurchase Date is 100% of the principal amount of the Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, on the Securities, up to, but not including, the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Date. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Repurchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Securities on the Repurchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

The Company is not, nor is its board of directors or employees, making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Issuer Put Right Notice. Each Holder must make its own decision whether to surrender its Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

2.3 Source of Funds. In the event any Securities are surrendered and accepted for payment, we intend to use available cash on hand to pay the Repurchase Price for the Securities.

2.4 Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain their conversion rights with respect to their Securities, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The current Conversion Rate of the Securities is 34.1165 shares of Common Stock per $1,000 principal amount of Securities. Holders that surrender their Securities pursuant to the Put Option may retain their conversion rights with respect to such Securities, subject to the terms and conditions of the Indenture and the Securities, only if such surrender has been validly withdrawn prior to the Repurchase Date, as described in Section 4 below.

2.5 Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of April 30, 2012, there was approximately $83,943,000 aggregate principal amount of the Securities outstanding.

The Common Stock into which the Securities are convertible is listed on NASDAQ under the symbol “CCRT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on NASDAQ:

	High	Low
Fiscal Year 2012
First Quarter	$6.07	$3.50
Second Quarter (through April 30, 2012)	6.00	5.09
Fiscal Year 2011
First Quarter	$7.20	$5.82
Second Quarter	6.96	2.18
Third Quarter	3.39	2.21
Fourth Quarter	4.35	2.53
Fiscal Year 2010
First Quarter	$5.37	$2.81
Second Quarter	6.74	3.50
Third Quarter	5.38	3.69
Fourth Quarter	7.37	4.72

On April 30, 2012, the closing price of the Common Stock on NASDAQ was $5.51 per share. As of April 30, 2012, there were 23,669,179 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.6 Ranking. The Securities are general senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of the Company’s subsidiaries.

2.7 Dividends. The Holders of Securities are not entitled to dividends. Upon conversion of the Securities into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Repurchase Price for their Securities unless they validly surrender, and do not withdraw, the Securities on or before 5:00 p.m., New York City time, on the Repurchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Repurchase Date, their Securities will remain outstanding subject to the existing terms of the Securities and the Indenture.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Issuer Put Right Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities via ATOP will constitute a Repurchase Notice (as defined in the Original Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering your Securities through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Securities shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Put Right Notice;

•	you agree to all of the terms of this Issuer Put Right Notice;

•	you have received this Issuer Put Right Notice and acknowledge that this Issuer Put Right Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Issuer Put Right Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Securities surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Issuer Put Right Notice;

•

you represent and warrant that you (i) own the Securities surrendered and are entitled to surrender such Securities and (ii) have full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

you understand that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Issuer Put Right Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Securities purchased pursuant to the Issuer Put Right Notice will be made by deposit of the Repurchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Put Right Notice at any time prior to 5:00 p.m., New York City time, on May 30, 2012;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Issuer Put Right Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties, and acceptance for payment of any surrender of securities in no way shall be deemed a waiver of any rights of the Company against you, whether pursuant to the terms of the Securities or otherwise.

3.3 Delivery of Securities.

Securities Held Through a Custodian. If you wish to tender Securities pursuant to this Issuer Put Right Notice and your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Repurchase Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.

Securities in Global Form. If you are a DTC participant who wishes to tender Securities pursuant to this Issuer Put Right Notice, you must surrender to the Company your beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Repurchase Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Repurchase Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

Securities Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, then any such Holder of the Securities must complete and sign a

Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent prior to 5:00 p.m., New York City time, on the Repurchase Date.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agent Medallion Program, the NYSE Medallion Signature Program, the Stock Exchange Medallion Program or such other guaranty program acceptable to the Paying Agent (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Securities is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Repurchase Date.

4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on May 30, 2012, the Repurchase Date. In order to withdraw Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on May 30, 2012. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above; provided, however, in order for Securities to be validly resurrendered pursuant to this Issuer Put Right Notice, such Securities must be surrendered for purchase pursuant to procedures described in Section 3 above prior to 5:00 p.m., New York City time, on the Repurchase Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on May 30, 2012. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) or otherwise in accordance with Section 3.09(b) of the Original Indenture and deliver such manually signed notice to the Paying Agent prior to 5:00 p.m., New York City time, on May 30, 2012.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on May 30, 2012, the Repurchase Date.

5. Payment for Surrendered Securities. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on May 31, 2012 the appropriate amount of cash required to pay the Repurchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities prior to 5:00 p.m., New York City time, on May 30, 2012 and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on May 30, 2012.

The total amount of funds required by us to purchase all of the Securities is approximately $83.9 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment).

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as otherwise disclosed below or publicly disclosed on or prior to the date of this Issuer Put Right Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

Consistent with our corporate strategy, we actively pursue opportunities for potential acquisitions and divestitures, with due diligence and negotiation often at different stages of advancement at any particular time.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	neither the Company nor any of its executive officers, directors, subsidiaries or other affiliates beneficially owns any Securities;

•	the Company will not purchase any Securities from its executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Issuer Put Right Notice, neither the Company nor any of its officers, directors or affiliates has engaged in any transactions in the Securities.

Thomas G. Rosencrants, one of our directors, and two family members own $200,000 principal amount of the Securities as joint tenants with right of survivorship. In addition, Mr. Rosencrants’ immediate family members own an aggregate of $200,000 principal amount of the Securities. The Securities owned by Mr. Rosencrants and his family members represent less than 1% of the Securities outstanding as of April 30, 2012. As of April 30, 2012, Mr. Rosencrants and his family members expect to tender all of their Securities pursuant to the Put Option.

Certain of our directors and executive officers are participants in equity compensation plans and arrangements involving our Common Stock, as disclosed by us in filings with the Securities and Exchange Commission (the “SEC”) prior to the date hereof. Except as described in this section, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

A list of the directors and executive officers of the Company is attached to this Issuer Put Right Notice as Annex C.

9. Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including the Company’s executive officers and directors, is prohibited under applicable U.S. federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Securities:

•	The Original Indenture; and

•	The Supplemental Indenture.

All agreements involving other securities issued by the Company are described in detail in the documents incorporated by reference into this Issuer Put Right Notice, and no provisions in such agreements are material to the Put Option or the Securities.

11. Material U.S. Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Securities for purchase pursuant to the Put Option. For this purpose, a “holder” means a beneficial owner of Securities; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that, in each case, is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds Securities, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity or partner thereof should consult its tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of surrendering Securities for purchase pursuant to the Put Option.

This discussion deals only with Securities held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as: holders who are subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, partnerships (and other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, traders in securities that elect to use a mark-to-market method of accounting, certain former citizens or residents of the United States, foreign governmental entities, international organizations, controlled foreign corporations and passive foreign investment companies; Securities held as part of a hedging, integrated, constructive sale or conversion transaction or a straddle; any alternative minimum tax consequences; or any U.S. estate or gift tax consequences or any state, local or non-U.S. tax consequences.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Under the Indenture, the Company and each holder of Securities agreed, for U.S. federal income tax purposes, to treat the Securities as indebtedness that is subject to the Treasury regulations governing “contingent payment debt instruments” and to be bound by the Company’s determination of the comparable yield and projected payment schedule relating to the Securities. The remainder of this summary assumes that the Securities have been so treated.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY SECURITIES FOR PURCHASE PURSUANT TO THE PUT OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1 U.S. Holders

Surrender of Securities for Purchase. The surrender of Securities by a U.S. Holder for purchase pursuant to the Put Option generally will be treated as a taxable sale of the Securities for U.S. federal income tax purposes. Such U.S. Holder generally will recognize gain or loss equal to the difference between (i) the cash received by such U.S. Holder in consideration for the surrender of the Securities, reduced by any net negative adjustment carried forward with respect to the Securities and (ii) such U.S. Holder’s adjusted tax basis in the Securities at the time of sale. Because the Securities are treated as “contingent payment debt instruments” for U.S. federal income tax purposes, a U.S. Holder’s adjusted tax basis in Securities generally will be equal to the cost of the Securities to the U.S. Holder, (i) increased by any interest income previously accrued on the Securities (determined without taking into account any positive or negative adjustments to interest accruals that arise by reason of differences between projected and actual contingent payments), (ii) decreased by the amount of any projected payments (contingent and noncontingent) that have previously been scheduled to be made (without regard to the actual amounts paid) on the Securities and (iii) increased or decreased by the amount of any positive or negative adjustment that the U.S. Holder was required to make by reason of a difference between the tax basis of the Securities and its adjusted issue price. Any gain recognized upon surrender of Securities generally will be treated as ordinary interest income. Any loss recognized by a U.S. Holder generally will be treated as ordinary loss to the extent of the U.S. Holder’s prior net interest income inclusions. Any loss in excess of that amount will generally be treated as capital loss, which will be long-term capital loss if the U.S. Holder held the Securities for more than one year at the time of sale. The deductibility of capital losses is subject to certain limitations.

The contingent payment debt instrument regulations applicable to the Securities are complex. U.S. Holders are urged to consult their tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to their Securities and the tax consequences of surrendering their Securities pursuant to the Put Option.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of Securities for purchase pursuant to the Put Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service (“IRS”).

11.2 Non-U.S. Holders

Surrender of Securities for Purchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on cash paid and gain recognized on the surrender of Securities pursuant to the Put Option provided that: the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of classes of the Company’s capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code; the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership; the Non-U.S. Holder is not a bank whose receipt of interest (including original issue discount) on Securities is described in Section 881(c)(3) of the Code; the Company’s Common Stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and the Company is not a “United States real property holding corporation” under Section 897 of the Code; and either (a) the Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) or (b) the Non-U.S. Holder holds its Securities through certain foreign intermediaries and the Non-U.S. Holder and such foreign intermediaries satisfy the certification requirements under applicable Treasury Regulations.

If all of the conditions described above are not met, a Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax with respect to payments treated as interest on the Securities, unless the Non-U.S. Holder provides the Company or the Paying Agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (or other applicable form) stating that the payment of interest and gain on the Securities is not subject to U.S. federal withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.

If the Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) and gain on Securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder will generally be subject to U.S. federal income tax on that interest and gain on a net income basis in the same manner as if the Non-U.S. Holder were a “U.S. person” (as defined under the Code), although the Non-U.S. Holder will be exempt from the U.S. federal withholding tax, provided the certification requirements described above are satisfied. In addition, a Non-U.S. Holder that is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the U.S.

Information Reporting and Backup Withholding.

Payments to a Non-U.S. Holder in consideration for the surrender of the Securities for purchase pursuant to the Put Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Backup withholding is not additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.

11.3 Non-Surrendering Holders

A Holder who does not surrender its Securities pursuant to the Put Option will not incur any U.S. federal income tax liability as a result of the consummation of the Put Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND

IS NOT TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S.

FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION.

12. Legal Proceedings. In connection with the cash dividend the Company paid on December 31, 2009 to its holders of Common Stock, certain Holders of the Securities and the 5.875% Convertible Senior Notes due 2035 (together with the Securities, the “Notes”) filed a complaint on December 21, 2009 against the Company in the U.S. District Court for the District of Minnesota, Case No 0:09-cv-03664 FMR /FLN. The complaint alleged that the December 2009 dividend, as well as future cash dividends and the then-proposed spin-off of our micro-loan businesses, violate the Georgia Business Corporation Code and prohibitions against so-called fraudulent transfers. The complaint sought to enjoin the December 2009 dividend and the spin-off, as well as other relief. Following a hearing on the plaintiffs’ motion for a temporary restraining order, the District Court for the District of Minnesota ruled that the plaintiffs had not established that they were entitled to prevent the payment of the dividend and ruled in the Company’s favor on that issue.

Contemporaneous with the Company’s objection to the plaintiffs’ motion for a temporary restraining order, the Company also filed a Motion to Transfer Venue for the case to the U.S. District Court for the Northern District of Georgia. Subsequently, the Company filed a Motion to Dismiss and the plaintiffs attempted to file an amended complaint. On March 19, 2010, the U.S. District Court for the District of Minnesota transferred venue to the U.S. District Court for the Northern District of Georgia (Case No. 1:10-CV-844-TCB). On April 6, 2010, the Company filed a Renewed Motion to Dismiss. On May 12, 2010, the plaintiffs filed a second amended complaint, which added new claims and added certain of the Company’s officers as defendants. The second amended complaint continued to seek to enjoin the spin-off. The plaintiffs also sought a preliminary injunction to prevent the Company’s completion of a then-pending tender offer for the repurchase of the Securities and Common Stock. At a hearing on May 12, 2010, the court denied plaintiffs’ motion for preliminary injunction and the tender offer was completed as scheduled on May 14, 2010. Further, on March 23, 2011, plaintiffs filed an Emergency Motion for Preliminary Injunction in the U.S. District Court for the Northern District of Georgia seeking to enjoin as an alleged fraudulent transfer a then-pending tender offer to purchase 13,125,000 shares of our Common Stock at a purchase price of $8.00 per share for an aggregate cost of $105.0 million. At a hearing on April 1, 2011, the court denied plaintiffs’ motion for a preliminary injunction, and the tender offer was completed as scheduled on April 11, 2011.

On June 4, 2010 and June 25, 2010, the Company and the other defendants filed their respective motions to dismiss the second amended complaint. On March 15, 2011, the court denied our and the other defendants’ motions to dismiss the second amended complaint. On March 22, 2011, certain individual defendants filed a motion to certify a portion of the March 15, 2011 order for immediate interlocutory review, and on April 1, 2011, the court granted that motion. On April 25, 2012, the Eleventh Circuit Court of Appeals reversed the trial court’s denial of the motion to dismiss the second amended complaint, and remanded the case to the District Court for dismissal.

On April 8, 2010, the Company filed a complaint against certain Holders of the Notes in the U.S. District Court for the District of Minnesota. The complaint alleges that the defendants violated antitrust laws by agreeing to engage in conduct to obtain supracompetitive prices for their securities. Defendants filed a motion to dismiss and a motion for sanctions on June 18, 2010. In January 2011, the court transferred this litigation to the U.S. District Court for the Northern District of Georgia. On June 17, 2011, the U.S. District Court for the Northern District of Georgia granted the defendants’ motion for judgment on the pleadings and dismissed the Company’s complaint. After the Company’s appeal of that order, on November 10, 2011, the Eleventh Circuit Court of Appeals affirmed the District Court in a per curiam opinion. The Company filed a petition for rehearing en banc with the Eleventh Circuit Court of Appeals. On February 24, 2012, the District Court entered an order denying the defendants’ motion for sanctions. On April 16, 2012, the Eleventh Circuit Court of Appeals granted the Company’s petition to rehear its appeal of the District Court’s order granting the defendants’ motion for judgment on the pleadings, and vacated the Eleventh Circuit Court of Appeals’ per curiam order affirming the District Court’s order. Briefing is scheduled to be completed on July 16, 2012.

13. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 10-K for the year ended December 31, 2011;

•

The Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2012 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011);

•	The Current Report on Form 8-K/A filed with the SEC on April 18, 2012; and

•

The description of the Company’s Common Stock, no par value, contained in the Registration Statement on Form S-4, filed with the SEC on May 22, 2009 (File No. 333-159456), including any amendment or report filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Issuer Put Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Put Right Notice, we will amend the Schedule TO accordingly.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

15. Definitions. All capitalized terms used but not specifically defined in this Issuer Put Right Notice shall have the meanings given to such terms in the Indenture and the Securities.

16. Conflicts. In the event of any conflict between this Issuer Put Right Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Issuer Put Right Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on its own assessment of the current market value and other relevant factors.

COMPUCREDIT HOLDINGS CORPORATION

ANNEX A

FORM OF REPURCHASE NOTICE

COMPUCREDIT HOLDINGS CORPORATION

3.625% CONVERTIBLE SENIOR NOTES DUE 2025

To:	CompuCredit Holdings Corporation, as issuer

U.S. Bank National Association, as trustee

The undersigned registered holder (the “Holder”) of 3.625% Convertible Senior Notes Due 2025 (the “Notes”) of CompuCredit Holdings Corporation, a Georgia corporation (the “Company”), hereby acknowledges receipt of the Notice of Repurchase Option from the Company regarding the option of the Holder to require the Company to repurchase the Notes pursuant to Section 3.07 of the Indenture (the “Indenture”), dated as of May 27, 2005, between the Company and U.S. Bank National Association, as successor to Wachovia Bank, National Association (the “Trustee”). The Holder hereby requests and instructs the Company pursuant to Section 3.07 of the Indenture to repurchase the entire principal amount of the Notes, or portion thereof (which is $1,000 principal amount or an integral multiple thereof) designated below, in accordance with the Indenture at a repurchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, on the Notes, up to, but not including, the Repurchase Date. The Notes shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in Section 6 of the Securities and in Section 3.07 of the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

The Holder is providing the information below to facilitate the repurchase of the Notes by the Company:

1.	(a) Full legal name of Holder:

(b)	Address and contact information of Holder:

E-mail:

Telephone:

Fax:

Contact Person:

(c)	Security certificate number (if applicable):

(d)	Principal amount to be repurchased (if less than all):

(e)	Social security or other taxpayer identification number of Holder:

COMPLETE ITEM 2 BELOW FOR GLOBAL BOOK ENTRY DTC PARTICIPANTS ONLY.

2.	(a) Name of DTC participant:

(b)	DTC participant number:

(c)	Client reference number (optional):

(d)	DTC participant contact information:

E-mail:

Telephone:

Fax:

Contact Person:

*   *   *   *   *

Signature:

Sign exactly as name appears on the Note or

as an authorized DTC participant representative.

By:

Name:

Date:	Title:

Signature guaranteed by:

The signature must be guaranteed by an institution that is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP), (ii) the New York Stock Exchange Medallion Program (MSP), (iii) the Stock Exchange Medallion Program (SEMP), or (iv) such other guaranty program acceptable to the Trustee.

PLEASE RETURN THE COMPLETED AND EXECUTED

REPURCHASE NOTICE TO:

U.S. Bank Corporate Trust Services

Attn: Specialized Finance

Mail Code: EP-MN-WS2N

60 Livingston Avenue

St. Paul, MN 55107-2292

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	COMPUCREDIT HOLDINGS CORPORATION U.S. BANK NATIONAL ASSOCIATION

The undersigned registered owner of the Securities designated below hereby withdraws its election to require CompuCredit Holdings Corporation (the “Issuer”) to repurchase such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of May 27, 2005 (the “Original Indenture”), between the Issuer, as successor Person under Article 5 of the Original Indenture to CompuCredit Corporation, and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of June 30, 2009, among the Company, CompuCredit Corporation and the Trustee. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Original Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Principal amount, if any, which remains subject to the original Repurchase Notice:

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Position

David G. Hanna	Chief Executive Officer and Chairman of the Board

Richard R. House, Jr.	President and Director

Deal W. Hudson	Director

Mack F. Mattingly	Director

Thomas G. Rosencrants	Director

Executive Officers

Name	Position

David G. Hanna	Chief Executive Officer and Chairman of the Board

J.Paul Whitehead, III	Chief Financial Officer

Richard W. Gilbert	Chief Operating Officer

Richard R. House, Jr.	President and Director

The business address of each person set forth above is c/o CompuCredit Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328 and the telephone number there is (770) 828-2000.